Exhibit 99.1

Lifeward Announces $5 Million Registered Direct Offering Priced
At-the-Market Under Nasdaq Rules

MARLBOROUGH, MA, and YOKNEAM ILIT, Israel, January 7, 2025 – Lifeward Ltd. (Nasdaq: LFWD) (“Lifeward” or the “Company”), a global market leader delivering life-changing solutions to revolutionize what is possible in rehabilitation, recovery, and the pursuit of life’s passions in the face of physical limitation or disability, announced today that it has entered into a definitive agreement for the issuance and sale of an aggregate of 1,818,183 of the Company’s ordinary shares at a purchase price of $2.75 per share in a registered direct offering priced at-the-market under the rules of the Nasdaq Stock Market.  In addition, in a concurrent private placement, the Company will issue unregistered short-term warrants to purchase up to 1,818,183 of the Company’s ordinary shares.   The warrants will have a term of three years, will be exercisable immediately following the issuance date and have an exercise price of $2.75 per share. The closing of the offering is expected to occur on or about January 8, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $5.0 million, before deducting the placement agent's fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for continuing commercial efforts, working capital, and general corporate purposes.

The Company’s ordinary shares (but not the warrants issued in the private placement or the ordinary shares underlying such warrants) are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-263984), including a base prospectus, previously filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022, and declared effective by the SEC on May 16, 2022. The ordinary shares to be issued in the registered direct offering are being offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to, and describing the terms of, the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the registered direct offering, when available, may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the ordinary shares underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying ordinary shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Lifeward
Lifeward designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our mission at Lifeward is to relentlessly drive innovation to change the lives of individuals with physical limitations or disabilities. We are committed to delivering groundbreaking solutions that empower individuals to do what they love. The Lifeward portfolio features innovative products including the ReWalk Exoskeleton, the AlterG Anti-Gravity System, the MyoCycle FES System, and the ReStore Exo-Suit.

Founded in 2001, Lifeward has operations in the United States, Israel, and Germany. For more information on the Lifeward product portfolio, please visit GoLifeward.com.

Lifeward®, ReWalk®, ReStore® and Alter G® are registered trademarks of Lifeward Ltd. and/or its affiliates.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements may include statements related to the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering, the intended use of proceeds from the registered direct offering and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Lifeward’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements are more fully discussed in the Company’s periodic filings with the  SEC, including the risk factors described under the heading "Risk Factors" in the Company’s annual report on Form 10-K and 10-K/A for the year ended December 31, 2023 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, Lifeward undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Lifeward Media Relations:
Kathleen O’Donnell
VP Marketing & New Business Development
Lifeward
E: media@golifeward.com

Lifeward Investor Contact:
Mike Lawless
Chief Financial Officer
Lifeward
E: ir@golifeward.com